EXHIBIT 10.35







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                               AMENDMENT NO. 3 TO
                       AMENDED AND RESTATED LOAN AGREEMENT



         This Amendment (the "Amendment") is executed this 29th day of March, 1996, by and among BANK ONE, TEXAS, N.A., a national banking association and NATIONSBANK OF TEXAS, N.A., a national banking association (collectively, the "Lenders"), and SPAGHETTI WAREHOUSE, INC., a Texas corporation, SPAGHETTI WAREHOUSE SERVICE CORPORATION, a Delaware corporation, SWEATAC, INC., a Delaware corporation, SPAGHETTI WAREHOUSE OF TEXAS, L.P., a Delaware limited partnership and SPAGHETTI WAREHOUSE OF OHIO, INC., a Delaware corporation (collectively, the "Co-obligors").


         WHEREAS, Co-obligors and Lenders entered into that certain Amended and Restated Loan Agreement, dated as of November 1, 1993, Amendment No. 1 to Amended and Restated Loan Agreement, dated as of December 21, 1993 and Amendment No. 2 to Amended and Restated Loan Agreement, dated as of February 9, 1995 (together, the "Agreement");


         WHEREAS, Co-obligors and Lenders now desire to further amend the Agreement in accordance with the terms of this Amendment;


         NOW THEREFORE, in consideration of the terms and conditions contained herein and in the Agreement, and the extensions of credit heretofore made and that may be made by Lenders to Co-obligors, the parties hereto agree as follows:


         1. Definitions. Capitalized terms used herein without definition shall have the same meanings as ascribed to such terms in the Agreement.


         2. Representations of Co-obligors. Co-obligors represent and warrant to Lenders that each of the representations and warranties of the Co-obligors contained in the Agreement are true and correct on the date hereof as though made on and as of such date. In connection therewith, Schedule A to the Agreement is hereby amended and supplemented by Schedule A attached hereto. Co-obligors further represent and warrant to Lender that, after giving effect to the amendments to the Agreement herein contained, no event or circumstance has occurred or exists and is continuing which constitutes an Event of Default.




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     3.  Amendment.  (a) The  definitions  of "Adjusted Cash Flow," "CD Margin,"
"Fixed Charge Coverage Ratio," and "LIBOR Rate" contained in Section 1.1 of the Agreement are hereby amended and restated in their entirety to read as follows, respectively:
                  "Adjusted Cash Flow": For any twelve-month period, shall be the sum of (i) Parent's consolidated net income (after income taxes) and (ii) all noncash charges (including, but not limited to, deferred
         taxes,  depreciation,   amortization  of  goodwill  and  write-down  of
         assets); less an annual capital expenditure allowance equal to the product of the number of company-owned restaurant units opened at least one full calendar year at the end of such period times $32,000.

                  "CD Margin": Two percent (2.0%).

                  "Fixed Charge Coverage Ratio": Ratio of (x) the sum of (i) Parent's consolidated net income for the twelve-month period then ended (before income taxes and before any effect during each period within the initial twelve-month period of any change in accounting principles promulgated by the FASB becoming effective after the Amendment Date),
         (ii) all interest  charges paid or accrued  ("Interest  Expense"),  and
         (ii) all rentals and other charges under capitalized or operating leases ("Lease Expense"), over (y) the sum of (i) Interest Expense, and
         (ii)  Lease  Expense;  provided,  however,  that for each  twelve-month period that includes (Y) January 30, 1996, consolidated net income shall be calculated before the effect of a pre-tax accounting charge of $13,875,248 in connection with the write-down of certain underperforming assets on January 30, 1996, and (Z) the date (but no later than July 1, 1997) on which the existing Norfolk, Virginia restaurant is sold to a third party, consolidated net income shall be calculated before the effect of any loss (in an amount not to exceed $744,000) realized on such sale.

                  "LIBOR Rate": With respect to each LIBOR Loan for each LIBOR Interest Period, a rate per annum equal to the sum of (i) the LIBOR Quoted Rate, plus (ii) two percent (2.0%).


         (b) Section 1.1 of the Agreement is amended to add the following definitions:

                  "Funded Debt": The Obligations and all indebtedness and other obligations which in accordance with generally accepted accounting principles should be carried on the consolidated balance sheet of Parent as liabilities of Parent or its subsidiaries, and in any event shall include (i) obligations of Parent or its subsidiaries for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon the property or assets of Parent or any of its subsidiaries, and
         (iii) the full face amount of all issued letters of credit (regardless of whether such letters have been drawn upon) issued for the benefit of Parent or any of its Subsidiaries, provided however, that trade payables incurred in the ordinary course of business shall be excluded therefrom.


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                  "EBITDA":  The  consolidated net earnings of Parent (i) before provision for income taxes, (ii) for each twelve-month period that includes (A) January 30, 1996, before the effect of a pre-tax accounting charge of $13,875,248 in connection with the write-down of certain underperforming assets on January 30, 1996, and (B) the date (but no later than July 1, 1997) on which the existing Norfolk, Virginia restaurant is sold to a third party, before the effect of any loss (in an amount not to exceed $744,000) realized on such sale, and
         (iii) before interest expense, depreciation and amortization, in each case, for the immediately preceding twelve-month period.


         (c) The first sentence of Section 2.1 of the Agreement is amended and restated in its entirety to read as follows:

                  "2.1 Revolving Credit Commitment. Subject to the terms and conditions hereof, and upon satisfaction of the conditions precedent set forth in Section 6 hereto, the Lender agrees to make revolving credit loans (the "Revolving Loans") to the Co-obligors at the Borrowing Agent's request from time to time during the Revolving Commitment Period; provided, however, that the aggregate unpaid principal balance of all Revolving Loans to all Co-obligors outstanding at any one time shall not exceed $7,500,000.


         (d) Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  2.3 Revolving Commitment Fees. The Co-obligors agree to pay Lenders a commitment fee during the Revolving Commitment Period computed at a rate per annum (based on a year of 365 or 366 days, as the case may be) equal to three-eighths of one percent (3/8%) of the average daily unborrowed amount of the Revolving Commitment. For purposes of the foregoing computation, the aggregate stated amount of all outstanding letters of credit issued by Bank One, Texas, N.A., or its successors or assigns, under which any of the Co-obligors is an account party shall be deemed to be borrowed. Payments of such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the Revolving Commitment Period, and on the Revolving Commitment Termination Date. The Agent shall be entitled to sixty percent (60%) of each payment of this commitment fee. The Co-obligors also agree to pay


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         Lenders an  additional  one-time  fee of  $60,000  upon  execution  and delivery of this Amendment, to be equally divided among the Lenders.

     (e) Section 6.2 of the Agreement is amended to add a new subsection (f) to read as follows:

     (f) Funded Debt/EBITDA Ratio. Both immediately prior to such Loan and immediately subsequent to and after giving effect to such Loan, the ratio of Funded Debt to EBITDA shall not exceed 2.5 to 1.

     (f) Section 8.1(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
                  (g) Minimum Tangible Net Worth. Parent's total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting all treasury stock) as of the end of each fiscal quarter of Parent, which would appear on a consolidated balance sheet of Parent and its subsidiaries prepared as of such date in accordance with generally accepted accounting principles, consistently applied, less the aggregate book value of all intangible assets (such as goodwill, intellectual property and unamortized debt discount or expense) (the result of such computation being herein referred to as "Consolidated Tangible Net Worth") shall be not less than the greater of (i) $39,600,000 less, in the event the existing Norfolk, Virginia restaurant unit is sold to a third party, the lesser of (AA) $744,000 or (BB) the difference between the actual sales price of such unit and the book value of such unit, or (ii) the sum of (A) $39,600,000, plus (B) an amount (not less than zero) equal to 50% of Parent's consolidated net income (after income taxes) calculated on a cumulative basis commencing with the period beginning January 29, 1996, plus (C) an amount equal to 50% of the net proceeds from the sale of any equity securities by Parent after January 28, 1996, minus (D) in the event the existing Norfolk, Virginia restaurant unit is sold to a third party, the lesser of (y) $744,000 or (z) the difference between the actual sales price of such unit and the book value of such unit.


         (g) Section 8.2 (a)(ii) of the Agreement is hereby amended to substitute the amount of $2,500,000 for the amount $5,000,000.



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     (h) Section 8.2 of the Agreement is hereby  amended to add a new subsection
(e) to read as follows:

                  (e) Stock Repurchase. As long as any Loans are outstanding, Parent will not purchase, redeem or otherwise acquire shares of its capital stock in an amount that would cause the total cumulative dollar amount of shares of capital stock reacquired by the Company since March 31, 1996 to exceed $500,000.

         (i)  The  several   Revolving   Commitments  of  the  Lenders  to  make
Co-obligors Revolving Loans pursuant to Section 2.1 of the Agreement, set forth on the signature pages of the Agreement are hereby amended to be as follows:


           Lender                                 Revolving Commitment

     Bank One, Texas, N.A.                                    $3,750,000
     NationsBank of Texas, N.A.                               $3,750,000


         4. Effect on Agreement. Except as expressly provided herein, the Agreement shall remain in full force and effect and this Amendment shall not operate as a waiver of any right, power or remedy of Lenders, nor constitute a waiver of any provision of the Agreement. All amendments to the definitions and covenants of Co-obligors contained in the Agreement provided for in this Amendment shall be effective as of January 30, 1996. All other provisions of this Amendment shall be effective as of the date of this Amendment, except that the amendment of the definition of CD Margin and LIBOR Rate provided for herein shall not be effective with respect to any outstanding Loan until commencement of the next LIBOR Interest Period or CD Interest Period, as the case may be, immediately following the date hereof.


         IN  WITNESS   WHEREOF,   this  Amendment  has  been  duly  executed  by
Co-obligors and by Lenders in Dallas, Texas as of the day and year specified at the beginning hereof.

                                                    CO-OBLIGORS:
                                                    SPAGHETTI WAREHOUSE, INC.



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By: /s/ H.G. Carrington, Jr.




                           SPAGHETTI WAREHOUSE SERVICE
                                   CORPORATION

 By: /s/ H.G. Carrington, Jr.


SWEATAC, INC.


By: /s/ H.G. Carrington, Jr.



SPAGHETTI WAREHOUSE OF TEXAS,
L.P.

BY: SPAGHETTI WAREHOUSE
SERVICE CORPORATION,
General Partner


By: /s/ H.G. Carrington, Jr.




SPAGHETTI WAREHOUSE OF OHIO,
INC.


BY: /s/ H.G.Carrington, Jr.



LENDERS:


BANK ONE, TEXAS, N.A.


By: /s/ Paul C. Koch

Paul C. Koch,
Vice President


NATIONSBANK OF TEXAS, N.A.


By: /s/ Rachel Johnston

Rachel Johnston,
Vice President